Exhibit 99.1

Visualant Granted Eighth Patent:  Continues Expansion of Patent Portfolio

Patent Covers Large Markets in Manufacturing, Process Control and Authentication

Seattle, WA. – (May 26, 2015) Visualant, Inc. (OTCQB: VSUL) – an industry-leading provider of chromatic-based identification and diagnostic solutions, announced today that it has received its eighth patent on its ChromaID™ technology.

This patent is the continuation of the original series of patents filed by Visualant on the ChromaID technology beginning in 2007.  This patent protects the application of the ChromaID technology in the fields of manufacturing, process quality control, authentication of financial and identity documents, use with biological tissues related to diagnosis and security as well as the deterioration of manufactured materials and monitoring of liquids, fuels, and lubricants.  The patent also details methods for networking the functioning of the ChromaID technology for database building and access for comparing data acquired by one ChromaID device with those collected by other devices.  This patent solidifies Visualant’s patent portfolio in terms of extending the original ChromaID inventions to these various application domains.

Visualant’s ChromaID technology was invented when Dr. Thomas Furness, a professor at the University of Washington and pioneer in the field of virtual reality, recognized that every material exhibited a unique light signature when stimulated by visible and invisible structured coherent light sources. Dr. Furness and his team continue to work with Visualant to extend the reach of its foundational ChromaID technology.  This newly issued patent is a part of that effort.

The patent issued by the United States Office of Patents and Trademarks is US Patent No. 8,988,666 and is entitled “Method, Apparatus, and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy.”

Ron Erickson, Visualant Founder and CEO stated, “This latest patent is further validation of our intellectual property.  Our patent portfolio is a core element of Visualant’s asset base.  We have a number of additional patents pending and will continue to file new patents to extend the reach of our intellectual property.”

About Visualant, Inc.

Visualant™ is a public company whose shares trade under the stock symbol “VSUL.” The Visualant Spectral Pattern Matching™ (SPM) technology directs structured light onto a substance or material, through a liquid or gas, or off a surface, to capture a unique ChromaID™. A ChromaID can be used to identify, detect, or diagnosis markers invisible to the human eye. ChromaID scanner modules can be integrated into a variety of mobile or fixed-mount form factors. The patented, award-winning technology is disruptive, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab-based tests. For more information on Visualant, visit the company’s website at www.visualant.net.

Visualant Press Contacts:

Hal Bringman

Email	hal@nvpr.com
Desk	+1 (206) 299-0622 ext 801
Mobile	+1 (310) 210-8011, Skype halbringman